Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-252236 and 333-252237  on Form S-3, and Registration Statement Nos. 333-251800 and 333-261272 on Form S-8 of Great Elm Group, Inc. of our report dated March 4, 2022 (April 19, 2022, as it relates to the inclusion of the critical audit matter in our report) relating to the consolidated financial statements of Great Elm Capital Corp. incorporated by reference in this Current Report on Form 8-K of Great Elm Group, Inc. dated May 5, 2022.

/s/ Deloitte & Touche LLP
Boston, MA
May 5, 2022